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                                                                   EXHIBIT 99.14

[NASDAQ(R) LOGO]

By Facsimile and First Class Mail

March 11, 2003

Mr. Bradley E. Larson
President and Chief Executive Officer
Meadow Valley Corporation
4411 South 40th Street, Suite D11
Phoenix, AZ 85040

Re: Meadow Valley Corporation (the "Company")

Dear Mr. Larson:

On November 8, 2002, Staff notified the Company that its common stock failed to maintain a minimum bid price of $1.00 over the previous 30 consecutive trading days as required by. The Nasdaq Small Cap Market set forth in Marketplace Rule 4310(C)(4) (the "Rule"). In accordance with Marketplace Rule 4310(C)(8)(D), the Company was provided 180 calendar days, or until May 7, 2003, to regain compliance with the Rule, Since then, the closing bid price of the Company's common stock has been at $1.00 per share or greater for at least 10 consecutive trading days. Accordingly, the Company has regained compliance with the Rule and this matter is now closed.

If you have any questions, please contact Karl Heermann, Listing Analyst, at
(301) 978-8040.

Sincerely,

/s/ Cynthia T. Melo
-----------------------------
Cynthia T. Melo
Associate Director
Nasdaq Listing Qualifications